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Exhibit 99.4

ATC HEALTHCARE, INC. TO OFFER 7% CONVERTIBLE
SERIES A PREFERRED STOCK

        Lake Success, New York, February 26, 2003—ATC Healthcare, Inc. (AMEX:AHN) announced today that it will offer up to 4,000 shares of 7% Convertible Series A Preferred Stock at a price of $500 per share to certain accredited investors in an offering exempt from registration under the Securities Act of 1933, as amended.

        The Preferred Stock may be converted at any time after April 30, 2003 at a conversion price equal to the lower of (i) 120% of the weighted average closing price of the Company's common stock on the American Stock Exchange during the ten trading day period ending April 30, 2003, and (ii) 120% of the weighted average closing price of the Company's common stock on the American Stock Exchange during the ten trading day period ending on the date the Company accepts a purchaser's subscription for shares, subject in either case to adjustment in certain events.

        The Preferred Stock will be redeemed by the Company on April 30, 2009 at a per share price of $500, plus all accrued dividends, and at any time after April 30, 2004, the Company may redeem all or some of a purchaser's shares of Preferred Stock, if the weighted average closing price of the Company's common stock during the ten trading day period ending on the date of notice of redemption is greater than 200% of the conversion price of such purchaser's shares of Preferred Stock.

        There is no minimum number of shares that must be subscribed for in order for the offering to close. The Company expects to use the proceeds of sale of the Preferred Stock for general working capital purposes. The offering is currently scheduled to close on or before April 30, 2003.

        Neither the Preferred Stock, nor the shares of common stock into which the Preferred Stock may be converted, has been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Contact:
Alan Levy 516-750-1666
alevy@atchealthcare.com

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  Exhibit 99.4